Isabella Bank Corporation to Webcast, Live, at OTCQX Banks Virtual Investor Conference February 4

Company invites individual and institutional investors as well as advisors to attend interactive real-time virtual conference at VirtualInvestorConferences.com

NEW YORK / DATE 02/01/2016 - Isabella Bank Corporation (OTCQX: ISBA), today announced that Jae Evans, CEO and Dennis P. Angner, President & CFO of Isabella Bank Corporation, and Jerome Schwind, President of Isabella Bank, will present live at the OTCQX Banks Virtual Investor Conference on February 4, 2016.

DATE:     Thursday, February 4, 2016
TIME:     10:00 AM EST
LINK:     http://tinyurl.com/feb4pre

This will be a live, interactive online event where investors are invited to ask the company questions in real-time - both in the presentation hall as well as the association’s “virtual trade booth.” If attendees are not able to join the event live on the day of the conference, an on-demand archive will be available for 90 days.

It is recommended that investors pre-register to save time and receive event updates.

Recent Company Highlights

•	Two branch acquisitions in the third quarter of 2015

•	5.62% cash dividend increase from 2014 to 2015

•	Per share price increase of 23.08% from year 12-31-2014 to 12-31-2015

•	33 consecutive years of increased cash dividends

There is no fee for participants to log in, attend live presentations or ask questions.

To register and learn more about the event, visit www.virtualinvestorconferences.com.

The OTCQX Banks Virtual Investor Conference is made possible by a partnership between OTC Markets Group Inc. and VirtualInvestorConferences.com, a cooperative venture of PR Newswire and Better Investing™.

About Isabella Bank Corporation

Isabella Bank Corporation is the parent company of Isabella Bank, which operates 29 banking offices throughout seven Mid-Michigan counties. Founded in 1903, the Bank provides deposit, loan, investment, trust, and electronic banking services to consumer and business customers. Isabella Bank has earned a five-star rating from Bauer Financial, Inc. and the Corporation has been recognized as a Top Workplace by the Detroit Free Press. The Corporation is committed to increasing shareholder value as evidenced by their history of 33 consecutive years of increased cash dividends.

This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

MEDIA CONTACT:
Isabella Bank Corporation
Mary Olivieri
Community Relations Officer
(989) 779-6309
molivieri@isabellabank.com